UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number:_____________
                              DIGITAL FUSION, INC.

             New Address 5030 Bradford Drive, Building 1, Suite 210
                       Old Address 4940-A Corporate Drive,
                            Huntsville, Alabama 35805
                    (Address of principal executive offices)

                                 (256) 327-0000
                           (Issuer's telephone number)
                      ------------------------------------


                          Common Stock, $.01 par value
                      ------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                      ------------------------------------

     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)     |X|              Rule 12h-3(b)(1)(i)      |X|
       Rule 12g-4(a)(1)(ii)    |_|              Rule 12h-3(b)(1)(ii)     |_|
       Rule 12g-4(a)(2)(i)     |_|              Rule 12h-3(b)(2)(i)      |_|
       Rule 12g-4(a)(2)(ii)    |_|              Rule 12h-3(b)(2)(ii)     |_|
                                                Rule 15d-6               |_|

Approximate number of holders of record as of the certification or notice date:
108

Pursuant to the requirements of the Securities Exchange Act of 1934 Digital Fusion, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 9/11/2006              By:   /s/ Frank Libutti
                                   -----------------------------------------
                                   Frank Libutti, Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.